NOTIFICATION OF THE AMENDMENT TO THE NOTICE OF REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC that the Form 25 filed earlier on September 11, 2017 (the 'Original Form 25') in relation to the Class A Common Stock of Swift Transportation Company, Inc. ('Swift') was filed in error. Consequently, the Original Form 25 has no effect and should be disregarded. Pursuant to the business combination transaction that closed on September 8, 2017, Swift effected a reverse stock split exchanging each previously outstanding Class A share for 0.72 shares. Also at that time, the name of Swift was changed to Knight-Swift Transportation Holdings Inc., whose stock continues to be listed and traded on the New York Stock Exchange under the ticker symbol 'KNX'.